Exhibit 4.1

AMENDMENT dated as of December 15, 2004, to the Rights Agreement dated as of May 25, 2001 (the “Rights Agreement”), between PATINA OIL & GAS CORPORATION (the “Company”) and MELLON INVESTOR SERVICES LLC, as Rights Agent (the “Rights Agent”).

Pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the following actions are hereby taken prior to executing the Merger Agreement referred to below:

Section 1. Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Noble Energy, Inc. or any Affiliate or Associate of Noble Energy, Inc. shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement or (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement.”

(b) the following definitions shall be added to Section 1 of the Rights Agreement and the remaining sections shall be renumbered accordingly:

1(bb) “ “Merger” shall have the meaning assigned to such term in the Merger Agreement.”

1(cc) “ “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of December 15, 2004 among Noble Energy, Inc., Noble Energy Production, Inc. and the Company.”

(c) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement or (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement.”

(d) Section 25(b) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, the Company shall not be obligated to provide any notice pursuant to this Section 25(b) as a result of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement or (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement.”

Section 2. Full Force and Effect. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within the State.

Section 4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 5. Certification. The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment complies with the terms of Section 27 of the Rights Agreement.

Section 6. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PATINA OIL & GAS CORPORATION

By:	/s/ David J. Kornder
Name: David J. Kornder Title: Executive Vice President

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Janis E. Mason
Name: Janis E. Mason Title: Vice President